WesBanco, Inc. to Host 2023 Second Quarter Earnings Conference Call and Webcast on Wednesday, July 26

Wheeling, WVa., July 5, 2023 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company, announced today it will host a conference call at 10:00 a.m. ET on Wednesday, July 26, 2023. Todd F. Clossin, President and Chief Executive Officer, Jeffrey H. Jackson, Senior Executive Vice President and Chief Operating Officer, and Daniel K. Weiss, Jr., Executive Vice President and Chief Financial Officer, will review financial results for the second quarter of 2023. Results for the quarter are expected to be released after the market close on Tuesday, July 25, 2023.

Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company's website, www.wesbanco.com. Participants can also listen to the conference call by dialing 888-347-6607, 855-669-9657 for Canadian callers, or 412-902-4290 for international callers, and asking to be joined into the WesBanco call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

A replay of the conference call will be available by dialing 877-344-7529, 855-669-9658 for Canadian callers, or 412-317-0088 for international callers, and providing the access code of 2737150. The replay will begin at approximately 12:00 p.m. ET on July 26, 2023 and end at 12 a.m. ET on August 9, 2023. An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.wesbanco.com).

About WesBanco, Inc.

Founded in 1870, Wesbanco, Inc. is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel. Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share. Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively. Furthermore, our strong financial performance and employee focus has earned us recognition by Forbes as both one of America’s Best Banks and Best Midsize Employers. In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, Wesbanco provides trust, wealth management, securities brokerage, and private banking services through our century-old Trust and Investment Services department, with approximately $5 billion of assets under management (as of March 31, 2023). Wesbanco's banking subsidiary, Wesbanco Bank, Inc., operates 194 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia. Additionally, Wesbanco operates an insurance agency, Wesbanco Insurance Services, Inc., and a full service broker/dealer, Wesbanco Securities, Inc. Learn more at www.wesbanco.com. Follow @Wesbanco on Facebook, LinkedIn and Twitter.

WesBanco Company Contact:

John H. Iannone

Senior Vice President, Investor Relations

304-905-7021

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